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                                                                      EXHIBIT 12


                                MASCOTECH, INC.
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)


                                            9 MONTHS
                                              ENDED                           FOR THE YEARS ENDED DECEMBER 31
                                            SEP. 30,        ----------------------------------------------------------------
                                              2000          1999           1998           1997           1996           1995
                                              ----          ----           ----           ----           ----           ----
EARNINGS (LOSS) BEFORE INCOME
  TAXES AND FIXED CHARGES:

   Income from continuing
           operations before income
           taxes and cumulative
           effect of accounting
           change, net .................   $ 115,350      $ 139,470      $ 144,520      $ 190,290      $  77,220      $ 100,280

   Deduct equity in
           undistributed earnings
           of less-than-fifty
           percent owned companies .....      (8,690)        (9,800)        (8,530)       (46,030)       (31,650)       (29,590)
   Add interest on
           indebtedness, net ...........      64,640         80,660         81,280         36,650         30,350         51,500
   Add amortization of debt
           expense .....................       2,020          2,740          3,250            900          1,490          1,670
   Estimated interest factor
           for rentals .................       2,700          3,710          3,620          2,100          6,350          7,070
                                           ---------      ---------      ---------      ---------      ---------      ---------
   Earnings before income
           taxes and fixed charges .....   $ 176,020      $ 216,780      $ 224,140      $ 183,910      $  83,760      $ 130,930
                                           =========      =========      =========      =========      =========      =========
FIXED CHARGES:

   Interest on indebtedness,
           net .........................   $  64,800      $  80,950      $  81,740      $  36,770      $  30,590      $  51,690
   Amortization of debt
           expense .....................       2,020          2,740          3,250            900          1,490          1,670
   Estimated interest factor
           for rentals .................       2,700          3,710          3,620          2,100          6,350          7,070
                                           ---------      ---------      ---------      ---------      ---------      ---------
             Total fixed charges .......      69,520         87,400         88,610         39,770         38,430         60,430
                                           ---------      ---------      ---------      ---------      ---------      ---------
   Preferred stock dividend
           requirement (a) .............        --             --             --           10,300         21,570         21,970
                                           ---------      ---------      ---------      ---------      ---------      ---------
   Combined fixed charges and
           preferred stock dividends ...   $  69,520      $  87,400      $  88,610      $  50,070      $  60,000      $  82,400
                                           =========      =========      =========      =========      =========      =========
   RATIO OF EARNINGS TO
           FIXED CHARGES ...............         2.5            2.5            2.5            4.6            2.2            2.2
                                                 ===            ===            ===            ===            ===            ===

   RATIO OF EARNINGS TO COMBINED
           FIXED CHARGES AND PREFERRED
           STOCK DIVIDENDS .............         2.5            2.5            2.5            3.7            1.4            1.6
                                                 ===            ===            ===            ===            ===            ===

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(a) Represents amount of income before provision for income taxes required to meet the preferred stock dividend requirements of the Company and its 50% owned companies.

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